CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

                                       OF
                      EASTERN GROUP INTERNATIONAL CO., LTD.

Pursuant to Section 242 of the Delaware General Corporation Law (the "DGCL"), Eastern Group International Co., Ltd., a Delaware corporation (the "Corporation"), for the purposes of amending its Certificate of Incorporation, DOES HEREBY CERTIFY AS FOLLOWS:

FIRST, that the Corporation's Certificate of Incorporation is amended by deleting in its entirety existing Article I and inserting the following in lieu thereof:

               "The name of the Corporation is "TeleSpace Limited"

SECOND, that this Certificate of Amendment of the Corporation's Certificate of Incorporation has been duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Section 242 of the DGCL and has been approved by the written consent of the holders of a majority of the
Corporation's issued and outstanding Common Stock in accordance with the provisions of Section 228 of the DGCL. Written notice of such approval of this Certificate of Amendment of the Corporation's Certificate of Incorporation has been given in accordance with the provisions of Section 228 of the DGCL to those holders of Common Stock who have not so approved this Certificate of Amendment.

                                      ****

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Kevin B. Halter, Jr., its President and Secretary as of the 27th day of December, 1996.

EASTERN GROUP INTERNATIONAL CO., LTD.

By:      /s/Kevin B. Halter, Jr.
----------------------------------------
Name:     Kevin B. Halter, Jr.
Title:    President and Secretary